EXHIBIT 2.1
                                   ------------

                            ARTICLES OF INCORPORATION
                                       OF
                              THE FLAG GROUP, INC.
                              A FLORIDA CORPORATION

         The undersigned, acting as Incorporator of THE FLAG GROUP, INC., a Florida corporation (the "Corporation") under the Florida Business Corporation Act, Chapter 607 of the Florida Statutes, hereby adopts the following Articles of Incorporation for such Corporation:

                                    ARTICLE I

                                      NAME

         The name of the Corporation is THE FLAG GROUP, INC. and the street address of the initial principal office of the Corporation is 3000 NE 30th Place, Suite 107, Fort Lauderdale, Florida 33306.

                                   ARTICLE II

                                     PURPOSE

         The Corporation is organized for the purpose of transacting any and all lawful business for which corporations may be incorporated under the laws of the State of Florida.

                                   ARTICLE III

                                  CAPITAL STOCK

         The Corporation is authorized to issue l0,000,000 shares of $.001 par value Common Stock and 50,000,000 shares of $.001 par value preferred stock.

         PREPARED BY:      Gerald W. Glitter, Esquire
                                    English, McCaughan & O'Bryan, P.A.
                                    100 Northeast Third Avenue, Suite 1100
                                    Fort Lauderdale, Florida 33301
                                    (954) 462-3300
                                    Florida Bar No. 0144517



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         The holders of record of the common and the preferred stock shall be entitled to cash dividends when, as and if declared by the Board of Directors, and as to preferred stock at the rate per share per annum and at the time and in the manner determined by the Board of Directors in the resolution authorizing each series of preferred stock.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up on the Corporation, the holders of record of the outstanding preferred stock shall be entitled to the amount payable upon their shares as determined by the Board of Directors in the resolution authorizing each series of preferred stock. After payment to the holders of the preferred stock of the amount payable to them as set forth above, the remaining assets of the Corporation shall be payable to, and distributed ratably among the holders of record of the common stock in accordance with the resolutions of the Board of Directors authorizing each series of common stock.

         The Board of Directors is hereby expressly authorized to issue the preferred stock of the Corporation in one or more series as it may determine by resolution from time to time. In the resolution establishing a series, the Board of Directors shall give to the series a distinctive designation so as to distinguish it from all other series and classes of stock, shall determine the number of shares in such series and shall fix the relative rights and preferences thereof. Between series, the Board of Directors may establish variations as to the following: (1) the rate of dividends; (2) the manner of payment of dividends; (3) whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (4) the amount payable upon shares in the event of involuntary liquidation; (5) amount payable upon shares in the event of voluntary liquidation; (6) sinking fund provision, if any, for the redemption or purchase of shares; (7) the terms and conditions, if any, upon which shares may be converted; and (8) voting rights, if any. In all other respects, shares of preferred stock of the Corporation shall be identical and all of the shares of any one series shall be alike in every particular. The rights of the common stock of the corporation will be subject to the preferences of the preferred stock in the distribution of dividends or the distribution of assets in the event of liquidation and may be subject to other relative rights and preferences of the preferred stock of each series as fixed from time to time by the Board of Directors.

         All stock of the Corporation, including common stock and preferred stock, shall be issued only upon the receipt of the full consideration fixed for the issuance of such stock. Said stock, once issued, shall be fully paid and nonassessable.

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         No holder of shares of any class of the Corporation shall have any preemptive rights to subscribe for or acquire additional shares of the Corporation of the same or any other class, whether such shares shall be hereby or hereafter authorized; and no holder of shares of any class of the Corporation shall have any right to acquire any shares which may be held in the treasury of the Corporation; all such additional or treasury shares may be issued for such consideration, at such time, and to such person or persons as the Board of Directors may from time to time determine.

                                   ARTICLE IV

                       INITIAL REGISTERED OFFICE AND AGENT

         The street address of the initial registered office of the Corporation is 3000 NE 30th Place, Suite 107, Fort Lauderdale, Florida 33306, and the name of the initial Registered Agent of the Corporation at that address is Stephen McConihay.

                                    ARTICLE V

                           INITIAL BOARD OF DIRECTORS

         The Corporation shall initially have two Directors to hold office until the first Annual Meeting of Shareholders and their successors shall have been duly elected and qualified, or until their earlier resignation, removal from office or death. The names and addresses of the initial Directors of the Corporation are:

         Name                                     Address
         ----                                     -------
         Stephen McConihay                  2350 Lakeshore Drive
                                            Clearwater, Florida 33759

         Theodore Joseph Bertuca            152 McGavock Pike
                                            Nashville, Tennessee 37214


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                                   ARTICLE VI

                                  INCORPORATOR

         The name and address of the Incorporator of the Corporation is Gerald
W. Glitter, Esquire, English, McCaughan & O'Bryan, P.A., 100 Northeast Third Avenue, Suite 1100, Fort Lauderdale, Florida 33301.


         IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this _4th ______ day of February, 2000.



                                        /s/
                                           ----------------------------------
                                           GERALD W. GRITTER, Incorporator





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                  ACCEPTANCE OF DESIGNATION AS REGISTERED AGENT
                  ---------------------------------------------


         Having been named as Registered Agent to accept service of process for THE FLAG GROUP, INC. at the place designated in the foregoing Articles of Incorporation, we hereby accept the appointment as Registered Agent and agree to act in this capacity. We further agree to comply with the provisions of the Florida Business Corporation Act relating to the proper and complete performance of my duties, and we are familiar with and accept the obligations of my position as Registered Agent.






Dated: February 4, 2000             By:
                                        --------------------------------
                                        DEBRA H. CHRYSTIE, Assistant Secretary







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